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                                                                    Exhibit 4.4

                          [GE INVESTMENTS LETTERHEAD]


                                                September 6, 1996


Doubletree Corporation
410 North 44th Street
Suite 700
Phoenix, AZ 85008

Gentlemen:

        This will confirm that General Electric Investment Corporation ("GE Investments") hereby commits to purchase, either directly or indirectly through an affiliate, for an aggregate purchase price of $100,000,000 (i) shares of Common Stock, par value $.01 per share ("Common Stock"), of Doubletree Corporation, a Delaware corporation (the "Company"), and (ii) warrants to purchase Common Stock, substantially upon the terms set forth in Annex A hereto ("Warrants"), at the closing (the "Closing") of the merger contemplated by the Agreement and Plan of Merger dated as of September 6, 1996 by and among the Company, RLH Acquisition Corp., a Delaware corporation, and Red Lion Hotels, Inc., a Delaware corporation (without modification except as approved by GE Investments in writing, the "Merger Agreement").

        The number of shares of Common Stock to be purchased hereunder shall be equal to the quotient of (a) $100,000,000 divided by (b) the Elected Price, as defined below. The number of Warrants to be purchased hereunder shall be equal to 10% of the number of shares of Common Stock purchased hereunder.

        The Company shall notify GE Investments of the expected date for the Closing not less than 25 trading days prior thereto. On or prior to the 20th trading day prior to the expected date for the Closing, GE Investments shall notify the Company as to GE Investments' election (the "Elected Price") between the following two pricing options: (i) the Acquisition Price, as defined below, or (ii) the Market Price, as defined below. The Company shall keep GE Investments informed as to any change in the expected date for the Closing. At any time after GE Investments delivers its notice of election, GE Investments may deliver one or more subsequent notices specifying a different Elected Price, and, if the actual date of the Closing is three or more days later than the expected date specified by the Company in its notice to GE Investments, the latest GE Investments election received by the Company not less than 20 trading days prior to the actual date of the Closing shall be given effect.

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        As used herein the term "Acquisition Price" shall mean the implied price for shares of Common Stock used for purposes of determining the "Exchange Ratio" (as defined in the Merger Agreement) under the Merger Agreement, after giving effect to any adjustment to the Exchange Ratio required by Section 2.2 of the Merger Agreement.

        As used herein the term "Market Price" shall mean (i) if the Company shall consummate an underwritten public offering of not less than $100 million of its Common Stock at or immediately prior to the Closing, the price at which shares of Common Stock are sold to the underwriters (i.e., net of any underwriting discounts) for such offering, or (ii) otherwise, the "Final Parent Stock Price" as defined in the Merger Agreement.

        The commitment set forth herein is conditioned only on any necessary compliance under the HSR Act (as defined in the Merger Agreement), the necessary modification of the registration rights agreement as referred to below, and the occurrence of the Closing as contemplated by the Merger Agreement.

        The shares of Common Stock acquired at the Closing or issuable upon exercise of the Warrants shall be subject to, and covered by, the existing registration rights agreement among the Company, the undersigned and the other stockholders of the Company party thereto.

                                        GENERAL ELECTRIC INVESTMENT
                                        CORPORATION

                                        By:  /s/ DALE F. FREY
                                             --------------------------
                                             Name:
                                             Title:

                                    ANNEX A
                                    -------

                               Terms of Warrants


Initial Exercise Ratio:         One share of the Company's Common Stock per
                                Warrant.

Exercise Price:                 Price at which shares of the Company's Common
                                Stock are purchased hereunder at the Closing.

Term:                           5 years

Other: Customary anti-dilution provisions for issuances below exercise price or market.

                          [GE INVESTMENTS LETTERHEAD]


                                                  September 12, 1996



Doubletree Corporation
410 North 44th Street
Suite 700
Phoenix, Arizona 85008

Gentlemen:

        This will confirm that we approve the modifications incorporated in the Agreement and Plan of Merger dated as of the date hereof by and among you. RLH Acquisition Corp., a Delaware corporation, and Red Lion Hotels, Inc., a Delaware corporation, and that our commitment to you of September 6, 1996 with respect to the purchase for $100,000,000 of Common Stock and Warrants continues in effect with respect to such Agreement and Plan of Merger.

                                        GENERAL ELECTRIC INVESTMENT
                                          CORPORATION

                                        By:  /s/ DALE F. FREY
                                             ----------------------------

                        GE INVESTMENT HOTEL PARTNERS I,
                              LIMITED PARTNERSHIP
                               3003 Summer Street
                          Stamford, Connecticut 06904



                                                September 12, 1996


Doubletree Corporation
410 North 44th Street
Suite 700
Phoenix, Arizona 85008

Gentlemen:

        This will confirm that we approve the modifications incorporated in the Agreement and Plan of Merger dated as of the date hereof by and among you, RLH Acquisition Corp., a Delaware corporation, and Red Lion Hotels, Inc., a Delaware corporation, and that our Shareholder Support Agreement dated as of September 6, 1996 continues in effect with respect to such Agreement and Plan of Merger.

                                        GE INVESTMENT HOTEL PARTNERS I,
                                          LIMITED PARTNERSHIP

                                        By:  GE Investment Management
                                                Incorporated

                                        By:  /s/ DALE F. FREY
                                             ---------------------------